Exhibit 99.1

Kimco Realty Announces First Quarter 2014 Operating Results - Reports a 6.3% Increase in FFO as Adjusted per Diluted Share; Advances Portfolio Simplification and Transformation Efforts

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--May 7, 2014--Kimco Realty Corp. (NYSE:KIM) today reported results for the first quarter ended March 31, 2014.

Highlights for the First Quarter 2014 and Subsequent Activity:

  Reported funds from operations (FFO) of $0.34 per diluted share for the first quarter of 2014, compared to $0.33 per diluted share for the same period in 2013;
  FFO as adjusted was $0.34 per diluted share for the first quarter of 2014 compared to $0.32 per diluted share for the same period in 2013, representing a 6.3% increase;
  U.S. same-property net operating income (NOI) increased 2.0% over the prior year, which includes an approximately 40-basis-point negative impact from snow-related costs;
  Recognized positive rental-rate leasing spreads in the U.S. of 8.8%, with rental rates for new leases up 50.7% and rental rates for renewals/options increasing 4.6%;
  Pro-rata occupancy increased 100 basis points in the U.S. shopping center portfolio to 94.7%, and 90 basis points in the combined shopping center portfolio to 94.5%, compared to the first quarter of 2013;
  Continued to transform the consolidated U.S. retail portfolio: Acquired 26 retail properties (including a 24-property portfolio primarily in the Greater Boston area) for a gross price of $392.8 million; and
  Continued to simplify the company’s business model by reducing the number of properties in joint ventures and its exposure to Latin America: Purchased 15 Kimco-managed joint venture properties from partners for a total price of $501.2 million; disposed of six joint venture properties for a gross sales price of $40.5 million; and sold a nine-property retail portfolio in Mexico for a gross sales price of $222 million.

Financial Results

Net income available to common shareholders for the first quarter of 2014 was $72.4 million, or $0.18 per diluted share, compared to $53.2 million, or $0.13 per diluted share, for the first quarter of 2013. Net income available to common shareholders during the first quarter of 2014 included $32.8 million of gains on sales of operating properties and $12.8 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $16.3 million of gains on the sales of operating properties and $4.3 million of impairments during the first quarter of 2013. Both operating property impairments and gains on sales are excluded from the calculation of FFO.

FFO, a widely accepted supplemental measure of REIT performance, was $138.4 million, or $0.34 per diluted share, for the first quarter of 2014 compared to $134.9 million, or $0.33 per diluted share, for the first quarter of 2013.

FFO as adjusted, which excludes the effects of non-operating impairments and transactional income and expenses, was $140.8 million, or $0.34 per diluted share, for the first quarter of 2014 compared to $132.2 million, or $0.32 per diluted share, for the first quarter of 2013.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Shopping Center Operating Results

First quarter 2014 shopping center portfolio operating results:

U.S. Shopping Center Portfolio

  Pro-rata occupancy was 94.7%, an increase of 100 basis points over the first quarter of 2013;
  U.S. same-property NOI increased 2.0%, which includes a five-basis-point positive impact from the inclusion of redevelopments and an approximately 40-basis-point negative impact from snow-related costs across the portfolio, compared to the same period in 2013; and
  Pro-rata rental-rate leasing spreads increased 8.8%; rental rates on new leases increased 50.7%, and rental rates for renewals/options increased 4.6%.

Kimco reports same-property NOI on a cash basis, excluding lease termination fees and including charges for bad debts.

In addition, the U.S. shopping center portfolio’s pro-rata occupancy for anchor space (10,000 square feet and greater) was 97.6%, an 80 basis point increase from the first quarter of 2013. Kimco’s pro-rata occupancy for small shop space increased 160 basis points to 85.6% in the first quarter of 2014, compared to the same period in 2013.

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Pro-rata occupancy was 94.5%, an increase of 90 basis points over the first quarter of 2013;
  Combined same-property NOI increased 1.5% over same period in 2013 (2.5% when excluding the impact of foreign currency); and
  Total leases executed in the combined portfolio: 625 new leases, renewals and options totaling 3.8 million square feet.

Investment Activity

Acquisitions:

As previously announced, in the first quarter Kimco purchased five high-quality shopping centers including: (i) two well-positioned properties located in affluent areas of North Carolina, comprising nearly 600,000 square feet, for $122.8 million, including $89.7 million of mortgage debt, and (ii) the remaining 89% equity interest in three grocery-anchored shopping centers, totaling 316,000 square feet, in the Greater Baltimore area from an institutional joint venture partner for a gross purchase price of $93.2 million, including the assumption of $23.3 million in mortgage debt.

Subsequent to the first quarter, Kimco completed the acquisition of a 24-property retail portfolio located predominately in the Boston metropolitan market, comprising 1.4 million square feet, for a total purchase price of $270 million, including $120.5 million of mortgage debt.

In addition, the company purchased the remaining 60.9% interest in the 12-property Kimco Income Fund I portfolio (KIF I) from its joint venture partners for a gross price of $408.0 million, including $38.2 million of mortgage debt. As part of this transaction, the company repaid $118.9 million of mortgage debt encumbering nine of the properties. In addition, Kimco earned a cash promote of approximately $18.8 million, which was used to reduce the company’s overall cash payment to $251.4 million.

In September 2010, Kimco commenced its portfolio transformation initiative to sell non-core, limited-growth properties in favor of acquiring high-quality shopping centers in the company’s key markets. Since then, Kimco has acquired 123 U.S. retail properties, comprising 14.4 million square feet, for a gross purchase price of $2.8 billion, including $996.1 million of mortgage debt. These properties have, on a pro-rata basis, an average occupancy of 96.1% and an annual base rent of $14.40 per square foot and are supported by excellent demographics, including an average household income of $92,000 within a three-mile radius.

Dispositions:

United States

During the first quarter, Kimco sold ownership interests in 11 U.S. properties (seven wholly owned and four unconsolidated properties held in joint ventures) totaling 1 million square feet for a gross sales price of $63.7 million, including $14.0 million of mortgage debt. The company’s share of the proceeds from these sales was $42.1 million.

Subsequent to the first quarter, Kimco sold four properties (two wholly owned and two unconsolidated properties held in joint ventures) totaling 217,000 square feet for a gross sales price of $18.5 million. The company’s share of the proceeds from these sales was $11.3 million.

Since the start of the company’s disposition efforts in 2010, Kimco has sold 158 retail properties, comprising 16.1 million square feet, for a gross sales price of $1.3 billion, including $302.6 million of mortgage debt. The company’s share of the proceeds from these sales was approximately $751.7 million. These properties had an average pro-rata occupancy of 86.1% and an annual base rent of $8.80 per square foot, which was 33% below Kimco’s portfolio average at March 31, 2014.

Kimco remains committed to actively identifying and disposing of non-core retail properties and is accelerating the company’s planned level of U.S. dispositions, on a pro-rata basis, to approximately $600 million - $700 million in 2014. The company is currently negotiating contracts for the sale of 40 properties for a gross sales price of approximately $344.0 million and is planning to market an additional 60 properties for sale.

Mexico and South America (Latin America)

In the first quarter of 2014, Kimco made further progress on reducing its exposure to Latin America by completing the sale of a nine-property retail portfolio in Mexico for a gross sales price of $222 million, including $36.3 million of mortgage debt. Kimco’s pro-rata share of the sales price was approximately $153.0 million. With the sale of these nine properties, Kimco’s remaining Latin American shopping center portfolio comprises 36 properties totaling 5.9 million square feet. The company is currently negotiating contracts for the sale of these remaining.

Capital Structure

In March, the company closed on a new $1.75 billion unsecured revolving credit facility with commitments from 23 lending institutions, replacing the company’s existing credit facility of the same amount. The new facility, which can be increased to $2.25 billion through an accordion feature, is scheduled to mature on March 17, 2018 with two additional six-month options to extend the maturity date to March 17, 2019 at Kimco’s discretion. Interest accrues at an annual rate of LIBOR plus 92.5 basis points on drawn funds.

In April, Kimco subsequently issued $500 million 3.20% notes due on May 1, 2021. The company intends to use the net proceeds of approximately $495.4 million for general corporate purposes, including to (i) partially reduce borrowings under its revolving credit facility and (ii) pre-fund near-term maturities, including one or more of its (a) $100 million 5.95% Senior Notes due June 2014, (b) $194.6 million 4.82% Senior Notes due June 2014 and (c) $97.6 million of mortgage debt maturing during the remainder of 2014 with a weighted average interest rate of 6.14%.

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.225 per common share, payable on July 15, 2014, to shareholders of record on July 3, 2014, with an ex-dividend date of July 1, 2014. This dividend represents a 7.1% increase over the previous dividend paid for the comparable period in 2013.

The board of directors also declared quarterly dividends for the company’s preferred shares as follows:

  For the Class H depositary shares, each representing 1/100 of a share of 6.90% Class H cumulative redeemable preferred shares, a quarterly dividend of $0.43125 per preferred depositary share will be paid on July 15, 2014, to shareholders of record on July 2, 2014, with an ex-dividend date of June 30, 2014;

  For the Class I depositary shares, each representing 1/1000 of a share of 6.00% Class I cumulative redeemable preferred shares, a quarterly dividend of $0.37500 per preferred depositary share will be paid on July 15, 2014, to shareholders of record on July 2, 2014, with an ex-dividend date of June 30, 2014;
  For the Class J depositary shares, each representing 1/1000 of a share of 5.50% Class J cumulative redeemable preferred shares, a quarterly dividend of $0.34375 per preferred depositary share will be paid on July 15, 2014, to shareholders of record on July 2, 2014, with an ex-dividend date of June 30, 2014;
  For the Class K depositary shares, each representing 1/1000 of a share of 5.625% Class K cumulative redeemable preferred shares, a quarterly dividend of $0.35156 per preferred depositary share will be paid on July 15, 2014, to shareholders of record on July 2, 2014, with an ex-dividend date of June 30, 2014.

2014 Guidance

The company affirms its 2014 full-year guidance range for FFO as adjusted, which does not include any estimate for transactional activities or non-operating impairments, of $1.36 - $1.40 per diluted share.

Estimated 2014 shopping center operating metrics for the combined portfolio are as follows:

  Combined portfolio occupancy: +50 to +75 basis points
  Combined same-property NOI: +2.5% to +3.5%

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, May 8, 2014, at 10:00 a.m. EDT. The call will include a review of the company’s first quarter 2014 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 6028703).

A replay will be available through 9:00 a.m. EDT on June 9, 2014, by dialing 1-877-344-7529 (Passcode: 10042872). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, New York, that owns and operates North America’s largest publicly traded portfolio of neighborhood and community shopping centers. As of March 31, 2014, the company owned interests in 835 shopping centers comprising 122 million square feet of leasable space across 42 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition and disposition opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to our joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission (SEC) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2013, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended
	March 31,
	2014		2013
Revenues
Revenues from rental properties	$237,837		$218,622
Management and other fee income	9,041		8,393

Total revenues	246,878		227,015

Operating expenses
Rent	3,305		3,321
Real estate taxes	31,307		28,454
Operating and maintenance	29,672		25,669
General and administrative expenses	37,219		34,020
Provision for doubtful accounts	1,717		1,832
Impairment charges	3,832		398
Depreciation and amortization	61,231		58,976
Total operating expenses	168,283		152,670

Operating income	78,595		74,345

Other income/(expense)
Mortgage financing income	1,699		986
Interest, dividends and other investment income	50		2,641
Other expense, net	(2,218)		(3,002)
Interest expense	(50,636)		(53,497)
Income from continuing operations before income taxes,
equity in income of joint ventures, gain on change in control
of interests and equity in income from other real estate investments	27,490		21,473

Provision for income taxes, net	(7,730)		(15,573)
Equity in income of joint ventures, net	53,261		24,111
Gain on change in control of interests	3,744		23,170
Equity in income of other real estate investments, net	3,353		11,163

Income from continuing operations	80,118		64,344

Discontinued operations
Income from discontinued operating properties, net of tax	9,466		5,959
Impairment/loss on operating properties sold	(3,061)		(2,831)
Gain on disposition of operating properties	9,337		2,496
Income from discontinued operations	15,742		5,624
Gain on sale of operating properties, net of tax (1)	-		540

Net income	95,860		70,508

Net income attributable to noncontrolling interests (3)	(8,860)		(2,738)

Net income attributable to the Company	87,000		67,770

Preferred stock dividends	(14,573)		(14,573)

Net income available to the Company's common shareholders	$72,427		$53,197
Per common share:
Income from continuing operations: (3)
Basic	$0.15		$0.12
Diluted	$0.15	(2)	$0.12	(2)
Net income: (4)
Basic	$0.18		$0.13
Diluted	$0.18	(2)	$0.13	(2)

Weighted average shares:
Basic	408,367		406,662
Diluted	409,444		407,666

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($2,287) and ($2,439) for the quarters ended March 31, 2014 and 2013, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $422 and $390 for the quarters ended March 31, 2014 and 2013, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March 31, 2014	December 31, 2013
Assets:
Operating real estate, net of accumulated depreciation
of $1,916,505 and $1,878,681, respectively	$7,291,039	$7,146,845
Investments and advances in real estate joint ventures	1,198,424	1,257,010
Real estate under development	97,990	97,818
Other real estate investments	266,584	274,641
Mortgages and other financing receivables	23,475	30,243
Cash and cash equivalents	268,911	148,768
Marketable securities	63,312	62,766
Accounts and notes receivable	158,528	164,326
Other assets	465,434	481,213
Total assets	$9,833,697	$9,663,630

Liabilities:
Notes payable	$3,305,065	$3,186,047
Mortgages payable	1,075,281	1,035,354
Dividends payable	104,670	104,496
Other liabilities	515,032	482,054
Total liabilities	5,000,048	4,807,951
Redeemable noncontrolling interests	91,319	86,153

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,961,200 shares
102,000 shares issued and outstanding (in series)
Aggregate liquidation preference $975,000	102	102
Common stock, $.01 par value, authorized 750,000,000 shares issued
and outstanding 410,506,232 and 409,731,058 shares, respectively	4,105	4,097
Paid-in capital	5,705,869	5,689,258
Cumulative distributions in excess of net income	(1,015,995)	(996,058)
Accumulated other comprehensive income	(76,870)	(64,982)
Total stockholders' equity	4,617,211	4,632,417
Noncontrolling interests	125,119	137,109
Total equity	4,742,330	4,769,526
Total liabilities and equity	$9,833,697	$9,663,630

Reconciliation of Net Income Available to Common Shareholders
To Funds From Operations - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2014		2013
Net income available to common shareholders	$ 72,427		$ 53,197
Gain on disposition of operating property, net of noncontrolling interests	(9,337)		(3,036)
Gain on disposition of joint venture operating properties, net of tax	(23,465)		(13,303)
Depreciation and amortization - real estate related	59,481		60,784
Depr. and amort. - real estate jv's, net of noncontrolling interests	26,523		32,961
Impairments of operating properties, net of tax and noncontrolling interests	12,764		4,276
Funds from operations	138,393		134,879
Transactional charges / (income), net	2,427		(2,699)
Funds from operations as adjusted	$ 140,820		$ 132,180

Weighted average shares outstanding for FFO calculations:
Basic	408,367		406,662
Units	1,522		1,524
Dilutive effect of equity awards	2,952		2,668
Diluted	412,841	(1)	410,854	(1)

FFO per common share - basic	$ 0.34		$ 0.33
FFO per common share - diluted	$ 0.34	(1)	$ 0.33	(1)
FFO as adjusted per common share - diluted	$ 0.34	(1)	$ 0.32	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $733 and $640 for the three months ended March 31, 2014 and 2013, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Income From Continuing Operations to Same Property Net Operating Income "Same Property NOI"
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Income from continuing operations	$80,118	$64,344
Adjustments:
Management and other fee income	(9,041)	(8,393)
General and administrative expenses	37,219	34,020
Impairment of property carrying values	3,832	398
Depreciation and amortization	61,231	58,976
Other expense, net	51,105	52,872
Provision for income taxes, net	7,730	15,573
Gain on change in control of interests	(3,744)	(23,170)
Equity in income of other real estate investments, net	(3,353)	(11,163)
Non same property net operating income	(16,767)	(27,161)
Non-operational expense from joint ventures, net	29,706	78,261
Same Property NOI	$238,036	$234,557

Same Property Net Operating Income is a supplemental non-GAAP financial measure of real estate companies’ operating performance. Same Property NOI is considered by management to be an important performance measure of Kimco's operations and management believes that it is helpful to investors as a measure of Kimco's operating performance because it includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods and excludes properties under development and pending stabilization. As such, Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of Kimco's properties.

Same Property NOI is calculated using revenues from rental properties (excluding straight-line rents, lease termination fees and above/below market rents) less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate (two years for Latin American properties).

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2014
	Low	High
Projected diluted net income available to common
shareholder per share	$0.57	$0.61

Projected depreciation & amortization	0.65	0.67

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.22	0.24

Gain on disposition of operating properties	(0.02)	(0.04)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.06)	(0.08)

Impairments of operating properties, net of tax
and noncontrolling interests	-	-

Projected FFO per diluted common share	$1.36	$1.40

Transactional income, net	-	-

Projected FFO, as adjusted per diluted common share	$1.36	$1.40

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications